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                                                                    Exhibit 10.2


                        CLARION CAPITAL SUB-ADVISORY AGREEMENT

     THIS AGREEMENT (the "Agreement") dated as of January 1, 1998, is made by and between Clarion Capital, LLC ("Capital") and Clarion Partners, LLC ("Partners").

     WHEREAS, Capital has been organized to provide fixed income investment management services, specializing in publicly-traded commercial mortgage backed securities ("CMBS") and other forms of publicly-traded asset backed securities ("ABS"), to develop investment strategies for its funds and clients, and to make certain permitted investments in various assets as further set forth in Capital's Limited Liability Company Agreement, dated as of the date hereof, as it may hereafter be amended from time to time ("Capital's Operating Agreement"); and

     WHEREAS, Capital desires to retain Partners, and Affiliates of Partners, to provide certain investment advisory, consulting and management services in connection with Capital's businesses and investments, and Partners desires to provide such services to Capital.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   SERVICES.

          Partners hereby agrees to provide the following services to Capital:

          a. To evaluate, acquire and manage mezzanine investments, real estate and real estate equity investments (including preferred equity investment) on behalf of Capital and any entity, fund or other investment vehicle managed by Capital ("Asset Acquisition and Management Services");

          b. to review Capital's real estate investments which serve as collateral for CMBS ("CMBS Review Services");

          c. To originate and provide servicing and special servicing with respect to real estate mortgages ("Mortgage Services"); and

          d. to provide property management and leasing supervision services with respect to all real estate related investments of Capital and any entity, fund or other investment vehicle managed by Capital where Capital has the right or is able to designate the asset or property manager ("Property Management and Leasing Supervision Services").

     Partners shall have the exclusive right to provide all Asset Acquisition and Management Services required by Capital, and Capital shall not retain any party other than Partners (or an Affiliate designated by Partners to provide such services). With respect to CMBS Review Services, Partners may, at any time upon prior written notice to Capital, elect not to provide such



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services, and Capital may, at any time, elect to either perform such services itself or retain a third party of established competence to perform such services. With respect to Property Management and Leasing Supervision Services, Capital may elect to retain either Partners or an Affiliate of Partners, Clarion Realty Services, LLC ("Clarion Realty"), to provide such services. For purposes of this Agreement, "Affiliate" means any entity controlling, controlled by or under common control with Partners.


     2.   FEES AND EXPENSES.

     In consideration of the services provided by Partners, Clarion Realty, or any other Affiliate of Partners, as the case may be, Capital shall pay Partners, Clarion Realty or such other Affiliate, as the case may be, the following fees and expenses:

          a. ASSET ACQUISITION AND MANAGEMENT SERVICES FOR REAL ESTATE AND EQUITY INVESTMENTS.

               (i) ACQUISITION FEE. A fee for each such investment equal to the greater of (A) $150,000 or (B) the sum of 0.5% of the gross investment amount, of each real estate and equity investment acquired by Partners on behalf of Capital or any entity, fund or other investment vehicle managed by Capital, shall be payable upon consummation of each acquisition.

               (ii) ASSET MANAGEMENT FEE. For each such investment an asset management fee equal to the greater of (A) $100,000 per annum or (B) the sum of 0.5% per annum of the gross investment amount of each such investment shall be payable quarterly in arrears on the last day of each quarter for services performed during such quarter.

          b.   ASSET ACQUISITION AND MANAGEMENT SERVICES FOR MEZZANINE
INVESTMENTS.

               (i) ACQUISITION FEES. Fees payable upon consummation of each acquisition in connection with the acquisition of mezzanine investments by Partners on behalf of Capital or any entity, fund or other investment vehicle managed by Capital shall be payable as follows:

                    (1) 3% of the first $5,000,000 of "Net Investment Amount" of each mezzanine investment acquired;

                    (2) 2% of the next $5,000,000 of the Net Investment Amount of such mezzanine investment; and



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                    (3) 1% of any additional Net Investment Amount of such
          mezzanine investment.

          For purposes of this Agreement, "Net Investment Amount" means the equity or mezzanine investment amount above the underlying first mortgage on the related property, excluding any external leverage provided at the investor level. Notwithstanding the foregoing, the minimum fee for each mezzanine investment acquired by Partners on behalf of Capital or any entity, fund or other investment vehicle managed by Capital shall be $100,000. Such fee shall be payable upon acquisition of such investment.

               (ii) SERVICING FEES. Servicing fees shall be payable quarterly in arrears on the last day of each quarter for services performed during such quarter in connection with the servicing of mezzanine investments of Capital or any equity, fund or other investment vehicle managed by Capital. Such fees shall be calculated as follows:


                    (1) 1% per annum for the first $5,000,000 of Net Investment Amount of each mezzanine investment managed;

                    (2) 0.75% per annum for the second $5,000,000 of Net Investment Amount of such mezzanine investment; and

                    (3) 0.5% per annum of the Net Investment Amount of such mezzanine investments.

          Notwithstanding the foregoing, the minimum fee for each mezzanine investment managed by Partners on behalf of Capital or any entity, fund or other investment vehicle managed by Capital shall be $50,000 per annum.

               c.   COMMERCIAL MORTGAGES.  Fees shall be calculated as follows:

               (i) An Origination fee of an amount equal to 0.5% of the underlying loan shall be payable upon consummation of each transaction;

               (ii) A Servicing fee in an amount equal to 0.08% per annum of the unpaid principal amount of the loan payable quarterly in arrears on the last day of each quarter for services performed during such quarter during which Partners acts as Servicer; and

               (iii) A Special Servicing fee in an amount equal to 0.3% per annum of the unpaid principal amount of the loan payable quarterly in arrears on the last day of each quarter during which Partners acts as Special Servicer for services performed during such quarter.

     d.   FIXED RATE SECOND MORTGAGES.  Fees shall be calculated as follows:



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               (i) An Origination fee in an amount equal to 1% of the underlying loan, with a minimum fee of $50,000 per loan shall be payable upon consummation of each transaction.

               (ii) A Servicing/Special Servicing fee in an amount equal to 0.35% per annum of the unpaid principal amount of the loan, with a minimum fee per loan of $25,000 per annum, shall be payable quarterly in arrears on the last day of each quarter for services performed during such quarter.

     e. CMBS REVIEW SERVICES. Capital shall pay to Partners an amount to be mutually agreed, but in no event less than $3,000 per property payable quarterly in arrears on the last day of each quarter for services performed during such quarter, in connection with any CMBS Review Services performed by Partners as set forth in Section 1.b. hereof.

     f. PROPERTY MANAGEMENT AND LEASING SUPERVISION SERVICES. Partners or its Affiliate shall be entitled to fees equal to 4% per annum of the gross revenues from any properties in connection with which Partners or any Affiliate, as the case may be, perform any Property Management and Leasing Services as set forth in Section 1.c. hereof. Such fees shall be payable quarterly in arrears on the last day of each quarter for services performed during such quarter.

     g. SALES SUPERVISION FEE. As compensation for the sales effort expended with supervising the liquidation of any real estate, equity and mezzanine and fixed rate second mortgage investments, fees of 1% of the net investment amount of such liquidated investment shall be paid to Partners for any liquidation which requires a sales effort upon consummation of each such liquidation, provided, however, that payments by the borrower under any Mezzanine or fixed rate second mortgage investments which are satisfied in the ordinary course shall not incur the payment of any Sales Supervision Fee to Partners.

     h. EXPENSE REIMBURSEMENTS. Partners [and Clarion Realty, if applicable], shall be reimbursed for any and all reasonable travel and out-of-pocket expenses incurred in connection with asset acquisitions (which have been consummated) on behalf of Capital and other management and supervisory services in connection with management of Capital's assets as set forth herein.

     3. INVESTMENT OPPORTUNITIES. Partners hereby agrees that, for so long as this Agreement remains in effect, from the date Clarion Commercial Holdings, Inc. ("CCH") is organized as a real estate investment trust until May __, 2001, Partners shall notify Capital of all commercial real estate debt investment opportunities which become available to it. Within five (5) days of receiving Partner's notification of each such investment opportunity, Capital shall have the right to accept such investment opportunity on behalf of CCH, by notifying Partners of such acceptance in order to initiate due diligence (through Partners) on such investment opportunity and, upon completion of such due diligence, make such investment. If Capital does not notify Partners of its intention to initiate such process within such five-day period, Partners shall have no further obligation to Capital with respect to such investment opportunity. Partner's obligation to offer any



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commercial real estate debt investment opportunity to Capital terminates at the earlier of (i) May __, 2001, (ii) such time CCH shall no longer be managed by Capital, or (iii) the date upon which CCH shall become "fully invested." For purposes of this Agreement, the term "fully invested" means, with respect to CCH, such time as it owns assets having a market value in excess of 2.5 times the net proceeds from the initial public offering and the related private
placement of its shares.   The foregoing restrictions/requirements shall not
apply to CRA Realty Securities, L.P. or any successor thereto. Partners agrees that after the termination of the foregoing obligation, it shall nevertheless, so long as it remains a member of Capital allocate such investments among Capital and its other clients in a fair and equitable basis.

     4. EVALUATION OF SERVICES. The Board of Managers of Capital may periodically, but no less frequently than semi-annually, upon the request of any of its members, meet to evaluate the performance of Partners in presenting investment opportunities to Capital pursuant to this Agreement. If, in the opinion of any member of the Board of Managers, such performance is not satisfactory, the parties shall jointly develop and effect a plan to improve or augment the quality or number of such investment opportunities presented.

     5.   MISCELLANEOUS.

          a. All notices provided for in this Agreement shall be given in the manner provided in Section 14.1 of Capital's Operating Agreement, and notices to Capital shall be addressed to it at 335 Madison Avenue, New York, New York 10017, or at such other address which may be designated from time to time by Capital to Partners.

          b. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

          c. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

          d. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          e. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

          f. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to its principles of conflicts of law.




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     g.   If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected.

     h. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior negotiations, understandings and agreements. The duties and obligations of the parties hereto shall be determined by the express provisions of this Agreement. The parties hereto shall not be liable for any duties and obligations, other than the performance of such duties and obligations as are set forth in this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              CLARION CAPITAL, LLC



                              By: /s/ Daniel Heflin
                                 -------------------------
                                 Name:  Daniel Heflin
                                 Title: President, CEO


                              CLARION PARTNERS, LLC

                              By:  CLARION PARTNERS INC.,
                                   Managing Member


                              By: /s/ Stephen J. Furnary
                                 -------------------------
                                 Name:  Stephen J. Furnary
                                 Title: Chairman


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                                     Addendum I
                       Clarion Capital Subadvisory Agreement
                                  January 1, 1998



During the term of its agreement with Capital, Partners agrees not to provide any of the services described herein to any other public REIT with investment objectives similar to those of Clarion Commercial Holdings, Inc.



                                   By: /s/ Daniel Heflin
                                      -----------------------------


                                   By: /s/ Stephen J. Furnary
                                      -----------------------------